Exhibit 99.1

May 6, 2013

RE: World Monitor Trust III Series J Class I (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective April 30, 2013, WMT-III removed the following Advisors from the portfolio: Bayesian Efficient Asset Management, LLC pursuant to its BEAM Multi-Strategy Program (“BEAM”) and Ortus Capital Management Ltd. pursuant to its Currency Program. Effective May 1, 2013, the assets of WMT-III will be reallocated equally among the remaining five Advisors, as shown below.

CTA Funds	Advisor	Percentage of the Trust’s Net Assets

CTA Choice EGLG:	Eagle Global Program	20%

CTA Choice GLAGS:	Global Discretionary Program	20%

CTA Choice HKSB:	Hawksbill Global Diversified Program	20%
CTA Choice RDOK:	Red Oak Fundamental Trading Program	20%
CTA Choice SAXN:	Saxon Aggressive Diversified Program	20%

This information amends the disclosure in the Private Placement Memorandum (“PPM”). If any statement in this letter conflicts with a statement in the PPM, the statement in this letter controls. Should you require any further information on the Advisors or WMT-III please refer to the PPM dated January 1, 2013.

Frequently Asked Questions

Q1: Why did you make these changes?

WMT-III is an equally-weighted portfolio that is rebalanced each quarter. From time to time we change the managers in the portfolio based on our macroeconomic view and the potential opportunities/risks that we see in the markets. We removed two managers from the portfolio effective April 30, 2013.

Fiscal and monetary intervention by central banks globally has increasingly influenced asset prices across various markets. We saw this most recently in Japan, where over the past two quarters the Bank of Japan introduced unprecedented monetary stimulus that weakened the yen and Japanese yields substantially. It is our belief that global government intervention may continue further reducing opportunities for managers that make systematic, longer-term trading decisions based largely on fundamental economic indicators and inputs.

Given this macroeconomic view, the two systematic macro Advisors in WMT-III, BEAM and Ortus, were removed from the portfolio effective April 30, 2013. As has been our practice, the assets of WMT–III will be allocated equally among the remaining five managers. These managers represent both systematic trend-following, and discretionary trading strategies, and may be better suited to the current and forthcoming macroeconomic environment.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Kind regards,

Marc Goodman & Ken Shewer
Co-founders, Co-Executive Chairmen, Global co-Chief Investment Officers
Kenmar Preferred Investments, L.P.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.